As filed with the Securities and Exchange Commission on May 18, 1995
                                                   Registration No. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                         Applebee's International, Inc.
             (Exact name of registrant as specified in its charter)
                             4551 West 107th Street
                                   Suite 100
                          Overland Park, Kansas 66207
                                 (913) 967-4000
              (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices
               Delaware                                      43-1461763
   (State or other jurisdiction                          (I.R.S. Employer
 of incorporation or organization)                       Identification No.)

                               Abe J. Gustin, Jr.
                            Chief Executive Officer
                             4551 West 107th Street
                                   Suite 100
                          Overland Park, Kansas 66207
                                 (913) 967-4000
                    (Name, address, including zip code, and
                     telephone number, including area code,
                        of agent for service of process)

                                   Copies to:

                             Shari L. Wright, Esq.
                Blackwell Sanders Matheny Weary & Lombardi L.C.
                          2300 Main Street, Suite 1100
                             Kansas City, MO 64108
                                 (816) 274-6800

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

                        CALCULATION OF REGISTRATION FEE

                                                Proposed           Proposed
   Title of Each Class         Amount           Maximum             Maximum            Amount of
       of Securities           To Be         Offering Price        Aggregate         Registration
     To Be Registered        Registered       Per Unit (1)      Offering Price (2)      Fee (1)
Common Stock, par value
$.01 per share              824,000 Shares      $25.625          $21,115,000           $7,281.03

(1) Based on 1/29 of 1% of the average of the high and low sales price of the Common Stock as reported on the Nasdaq Stock Market on May 15, 1995 pursuant to Rule 457(c) and (h).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h).

                              -------------------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PROSPECTUS         SUBJECT TO COMPLETION, DATED MAY 18, 1995


                                 824,000 Shares

                         APPLEBEE'S INTERNATIONAL, INC.

                                  Common Stock

                           (par value $.01 per share)



         The 824,000 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of Applebee's International, Inc. (the "Company") offered hereby will be sold by certain Selling Stockholders of the Company from time to time on the Nasdaq Stock Market in brokers' transactions, negotiated transactions or otherwise at prices current at the time of sale. See "Plan of Distribution." The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders. See "Selling Stockholders."

         The Common Stock is listed on the Nasdaq Stock Market under the symbol "APPB." On May 15, 1995, the closing sale price of the Common Stock was $26.125.




           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



                                            Underwriting Discounts             Proceeds to
                   Price to Public (1)          and Commissions          Selling Stockholders (2)
Per Share                $(1)                        N/A                          $(1)
Total                    $(1)                        N/A                          $(1)

(1) The Shares will be sold based on the market price of the Common Stock from time to time. Based on the closing sale price of the Common Stock as listed on the Nasdaq Stock Market on May 15, 1995 of $26.125, the Per Share Price to Public, Total Price to Public, Per Share Proceeds to Selling Stockholders and Total Proceeds to Selling Stockholders would be $26.125, $21,527,000, $26.125 and $21,527,000 respectively.

(2) Before deducting certain brokerage or similar expenses of this offering which may be payable by the Selling Stockholders. The Company is paying the costs of preparing and filing the Registration Statement of which this Prospectus is a part, which are estimated to be $26,000.


         This Prospectus is to be used only by the Selling Stockholders solely in connection with sales of the Shares from time to time.


               The date of this Prospectus is ___________, 1995.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock being offered in this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto to which reference is hereby made. For further information regarding the Company and the Common Stock, reference is hereby made to the Registration Statement and to the exhibits and schedules filed as a part thereof. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                           INCORPORATION BY REFERENCE

         The following documents which have been filed with the Securities and Exchange Commission (the "Commission") by the Company are hereby incorporated by reference in this Prospectus:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 25, 1994, except for the financial statements included therein.

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 26, 1995.

         3. The Company's Current Reports on Form 8-K dated December 8, 1994, March 1, 1995, March 23, 1995, and May 15, 1995.

         4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A effective September 27, 1989.

         5. The description of the Company's Rights to purchase Series A Participating Cumulative Preferred Stock contained in the Company's Registration Statement on Form 8-A dated September 12, 1994.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents. Such requests should be directed to the Company, 4551 West 107th Street, Suite 100, Overland Park, Kansas 66207,
Attention: Robert T. Steinkamp, Secretary, telephone (913) 967-4000.

                                  THE COMPANY

         The principal executive offices of the Company are located at 4551 West 107th Street, Suite 100, Overland Park, Kansas 66207, and its telephone number is (913) 967-4000.



                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.


                              SELLING STOCKHOLDERS

                                 Shares Beneficially        Shares          Shares Beneficially
                               Owned Prior to Offering      Being         Owned After Offering
Name                            Number         Percent      Offered        Number      Percent
Burton M. Sack(1)             1,580,939          5.6%       175,000       1,405,939      5.0%

Sack Family Partners, LP        396,000          1.4%        20,000         376,000      1.3%

Richard J. Ferris(2)            627,000          2.2%       170,000         457,000      1.6%

Ridge Partners, LP              429,000          1.5%       429,000            -0-       ---

Burton M. Sack as Trustee
for Brian M. Sack               100,000            *         10,000          90,000        *

Burton M. Sack as Trustee
for David A. Sack               103,350            *         10,000          93,350        *

Burton M. Sack as Trustee
for Scott A. Sack               109,500            *         10,000          99,500        *

                              3,345,789                     824,000       2,521,789
- ----------

* Less than one percent

(1) Mr. Sack may be deemed the beneficial owner of the Shares held as trustee for Brian M. Sack, David A. Sack and Scott A. Sack, and the Shares held by Sack Family Partners, LP.

(2) Mr. Ferris may be deemed the beneficial owner of the Shares held by Ridge Partners, LP.

         The Selling Stockholders were owners of an entity which was a franchisee of the Company and which merged with and into the Company in a transaction completed in October, 1994. In connection with the completion of the transaction, Mr. Sack became a director and an Executive Vice President of the Company, and entered into a one year employment contract with the Company.

                              PLAN OF DISTRIBUTION

         The 824,000 Shares offered hereby by the Selling Stockholders were issued in an October 1994 private placement. This Registration Statement is being filed by, and at the expense of the Company pursuant to obligations contained in a Registration Rights Agreement between the Company and the Selling Stockholders.

         The Selling Stockholders may sell the Shares of the Company covered by this Prospectus to the public in the over-the-counter market or in negotiated transactions, or otherwise, at prices and on terms then obtainable. Broker-dealers either may act as agents for the Selling Stockholders for such commissions as may be agreed upon at the time, or may purchase any of the Shares covered hereby as principals and thereafter may sell such Shares from time to time in the over-the-counter market or in negotiated transactions, or otherwise, at prices and on terms then obtainable. Such sales may be effectuated at any time or from time to time, so long as the Registration Statement, of which this Prospectus is a part, is effective.

         As a director and executive officer of the Company, Mr. Sack may be required to sell the Shares beneficially owned by him only during certain "window" periods set forth in the Company's policy relating to transactions in its securities by its employees and directors. Typically, these periods are 20 business days beginning two business days following the publication of the Company's quarterly or year-end financial results. In addition, directors may not trade even during the window period if they are in possession of inside information.

                                MATERIAL CHANGES

         In March 1995, the Company completed a material acquisition which was accounted for by the pooling of interests method of accounting. Accordingly, the Company has incorporated by reference herein consolidated financial statements giving retroactive effect to such acquisition.

                                    EXPERTS

         The consolidated financial statements of Applebee's International, Inc. and subsidiaries ("AII"), except for Pub Ventures of New England, Inc. for the fiscal years ended December 31, 1993 and 1992 and Innovative Restaurant Concepts, Inc. and subsidiaries, Cobb/Gwinnett Rio, Ltd., Rio Real Estate, L.P. and CG Restaurant Partners, Ltd., incorporated by reference in this Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein. The financial statements of Pub Ventures of New England, Inc. for the year ended December 31, 1993 have been audited by Coopers & Lybrand L.L.P., and the financial statements of Pub Ventures of New England, Inc. for the year ended December 31, 1992 have been audited by Kennedy & Lehan, P.C. The combined financial statements of Innovative Restaurant Concepts, Inc. and subsidiaries, Cobb/Gwinnett Rio, Ltd., Rio Real Estate, L.P., and CG Restaurant Partners, Ltd., as of December 25, 1994 and December 26, 1993 and for each of three years in the period ended December 25, 1994 have been audited by Arthur Andersen LLP. Such financial statements of AII, except for Pub Ventures of New England, Inc. for the fiscal years ended December 31, 1993 and 1992 and Innovative Restaurant Concepts, Inc. and subsidiaries, Cobb/Gwinnett Rio, Ltd., Rio Real Estate, L.P. and CG Restaurant Partners, Ltd., are incorporated by reference herein in reliance upon the report of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINION

         The validity of the Common Stock offered hereby will be passed upon for the Company by Robert T. Steinkamp, counsel to the Company.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          Securities and Exchange Commission Registration Fee.........  $ 7,281
          Accounting Fees and Expenses................................   15,000
          Legal Fees and Expense......................................    3,000
          Miscellaneous Expenses......................................      719
             Total                                                      $26,000

- --------

         Except for the Securities and Exchange Commission Registration Fee, all fees are estimated. All expenses listed will be paid by the Company. The Selling Stockholders may incur certain brokerage or similar expenses in connection with the distribution of the Shares.

Item 15.  Indemnification of Directors and Officers.

         The Company has entered into indemnification agreements with certain officers and directors of the Company. Under these agreements, the Company agrees to hold harmless and indemnify each indemnitee generally to the full extent permitted by Section 145 of the Delaware General Corporation Law (the "DGCL") and against any and all liabilities, expenses, judgments, fines, penalties and costs in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the indemnitee is made a party by reason of the fact that the indemnitee has, is or at the time becomes a director or officer of the Company or any other entity at the request of the Company. The indemnity does not cover liability arising out of fraudulent acts, deliberate dishonesty or willful misconduct, violations of certain securities laws, or if a court determines that such indemnification is not lawful.

         Section IX of the Bylaws of the Company provides for the indemnification of officers and directors of the Company generally to the extent permitted by Section 145 of the DGCL, including liabilities arising under the securities laws. Section 145 permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties to any threatened, pending or completed legal action (whether civil, criminal, administrative or investigative) for reason of their being officers or directors. The indemnity may include expenses, attorneys' fees, judgments, fines and reasonably incurred costs of settlement, provided the officer and director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest; and, in the case of criminal proceedings, he had no reasonable cause to believe that his conduct was illegal. The corporation may indemnify officers and directors in derivative actions (in which suit is brought by a shareholder on behalf of the corporation) under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is judged liable for negligence or misconduct in the performance of his duty to the corporation. If the officer or director is successful on the merits or otherwise in defense of any action referred to above, the corporation must indemnify him against the expenses and attorneys' fees he actually and reasonably incurred.

         The Company has obtained liability insurance coverage for its officers and directors with respect to actions arising out of the performance of such officer's or director's duty in his or her capacity as such.

Item 16.  Exhibits

         4.1 Shareholder Rights Plan contained in Rights Agreement dated as of September 7, 1994, between Applebee's International, Inc. and Chemical Bank, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 25, 1994).

         4.2 Certificate of Voting Powers, Designations, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications of Series A Participating Cumulative Preferred Stock of Applebee's International, Inc. (incorporated by reference to Exhibit 4.2 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 25, 1994).

         5             Opinion of Robert T. Steinkamp, counsel to the Company

         23.1          Consent  of  Robert  T.  Steinkamp  (included  as part of
                       Exhibit 5)

         23.2          Consent of Deloitte & Touche LLP

         23.3          Consent of Arthur Andersen LLP

         23.4          Consent of Coopers & Lybrand L.L.P.

         23.5          Consent of Kennedy & Lehan P.C.

         24 See Page II-3 of Registration Statement for power of attorney

Item 17.  Undertakings

         (a)      The undersigned registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   Registration
                  Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or
                         Section 15(d) of the Securities Exchange Act of 1934, and herein incorporated by reference; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the
                  Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)-(g)  Not Applicable

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed
                  by  the  final   adjudication  of  such  issue.

         (i)-(j)  Not Applicable

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 1995.

                                       APPLEBEE'S INTERNATIONAL, INC.
                                       By: /s/ Abe J. Gustin, Jr.
                                           Abe J. Gustin, Jr.
                                           Chairman and
                                           Chief Executive Officer

                               POWER OF ATTORNEY

         KNOWN TO ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Abe J. Gustin, Jr. and Robert T. Steinkamp, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may do or cause to be done by virtue hereof.



     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                       Title                           Date


/s/  Abe J. Gustin, Jr.           Chairman of the Board,            May 17, 1995
Abe J. Gustin, Jr.                Chief Executive
                                  Officer and Director
                                  (Principal Executive Officer)

/s/  George D. Shadid             Executive Vice President and      May 17, 1995
George D. Shadid                  Chief Financial Officer
                                  (Principal Financial Officer)

/s/ David R. Smith                Vice President and Controller     May 17, 1995
David R. Smith                    (Principal Accounting Officer)

/s/  D. Patrick Curran            Director                          May 17, 1995
D. Patrick Curran

/s/  Eric L. Hansen               Director                          May 17, 1995
Eric L. Hansen

/s/  Kenneth D. Hill              Director                          May 17, 1995
Kenneth D. Hill

/s/  Jack P. Helms                Director                          May 17, 1995
Jack P. Helms

/s/  Lloyd L. Hill                Director                          May 17, 1995
Lloyd L. Hill

/s/  Robert A. Martin             Director                          May 17, 1995
Robert A. Martin

/s/  Johyne H. Reck               Director                          May 17, 1995
Johyne H. Reck

/s/  Burton M. Sack               Director                          May 17, 1995
Burton M. Sack

/s/ Raymond D. Schoenbaum         Director                          May 17, 1995
Raymond D. Schoenbaum

                                 EXHIBIT INDEX

 Exhibit
   No.                            Description


        4.1 Shareholder Rights Plan contained in Rights Agreement dated as of September 7, 1994, between Applebee's International, Inc. and Chemical Bank, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 25, 1994).

        4.2 Certificate of Voting Powers, Designations, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications of Series A Participating Cumulative Preferred Stock of Applebee's International, Inc. (incorporated by reference to Exhibit 4.2 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 25, 1994).

        5                Opinion of Robert T. Steinkamp, counsel to the Company

        23.1             Consent  of Robert T.  Steinkamp  (included  as part of
                         Exhibit 5)

        23.2             Consent of Deloitte & Touche LLP

        23.3             Consent of Arthur Andersen LLP

        23.4             Consent of Coopers & Lybrand L.L.P.

        23.5             Consent of Kennedy & Lehan P.C.

        24 See Page II-3 of Registration Statement for power of attorney